Exhibit 10.25

Summary of Demand Loan

Ms. Hanying Li, chief executive officer of Tianli Agritech, Inc. (“Tianli”), has advanced funds to Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. (“Fengze”), a Chinese company controlled by Tianli through contracts with Tianli’s wholly owned subsidiary, Wuhan Fengxin Agricultural Science and Technology Development Co., Ltd. (“WFOE”), a Chinese limited liability company. The aggregate amount of such funds as of March 31, 2010 was $564,421. Such funds were advanced pursuant to an oral loan agreement (the “loan”). The principal terms of the loan are as follows:

1.	The loan is payable on demand by Ms. Li.

2.	The loan bears no interest.

3.	Ms. Li will not be entitled to demand repayment of the loan prior to January 1, 2011.

4.	Ms. Li may not demand repayment at any time that Fengze lacks sufficient cash to repay the loan without becoming insolvent or, in the opinion of Fengze’s management, materially harming Fengze’s liquidity.

5.	Fengze shall have the ability to repay the loan in whole or in part at any time, provided that it has sufficient cash to do so without becoming insolvent or, in the opinion of Fengze’s management, materially harming Fengze’s liquidity.